SECOND AMENDMENT TO THE TAUBMAN REALTY GROUP

LIMITED PARTNERSHIP 1992 INCENTIVE OPTION PLAN

(As Amended and Restated Effective as of September 30, 1997)

WHEREAS, THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (including any successor thereto “TRG” or the “Partnership”) maintains The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan (as Amended and Restated Effective as of September 30, 1997) (the “Plan”); and

WHEREAS, pursuant to Section 8.1 of the Plan, TRG has the authority to amend the Plan and to make such other changes as the Partnership deems advisable; and

WHEREAS, TRG desires to amend the Plan effective as of January 1, 2003 to prohibit the repricing of Options under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 3.1 of the Plan is amended in its entirety by substituting the following:

“3.1      Administration. The Plan shall be administered by the Compensation Committee in accordance with this Article 3. Except as otherwise provided in the Partnership Agreement or this Plan, and the Compensation Committee shall have the sole discretionary authority (i) to select the Employees who are to be granted Incentive Options under the Plan, (ii) to determine the number of Units of Partnership Interest in TRG to be optioned to an Employee, (iii) to authorize the granting of Incentive Options, (iv) to interpret the Plan, (v) to establish and modify administrative rules for the Plan, (vi) to impose such conditions and restrictions on Incentive Options as it determines appropriate, (vii) to execute Option Agreements, and (viii) to take any other actions in connection with the Plan and the Incentive Options and to make all determinations under the Plan as it may deem necessary or advisable.

It is anticipated that the Compensation Committee will act upon a recommendation from the Manager in exercising the discretion granted to the Compensation Committee under the Plan. Action taken or not taken by the Compensation Committee on one or more occasions shall be without obligation to take or not take such action on any other occasion(s).

The Compensation Committee may, subject to the provisions of the Partnership Agreement, delegate to one or more Persons any of its powers, other than its power to authorize the granting of Incentive Options, hereinbefore, hereinafter, or pursuant to the Partnership Agreement provided or conferred, or designate one or more Persons to do or perform those matters to be done or performed by the Compensation Committee, including administration of the Plan. Any Person or Persons delegated or designated by the Compensation Committee shall be subject to the same obligations and requirements imposed on the Compensation Committee and its members under the Plan and the Partnership Agreement.

Notwithstanding the foregoing provisions of this Section 3.1, any selection of an officer or director of the Company to be granted an Incentive Option under the Plan, and any decisions concerning the timing, pricing, and amount of a grant to an officer or director of the Company, in the event such officer or director is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 at the time of grant, shall be made solely by those members of the Compensation Committee, but in no event fewer than two, who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In view of the fact that, subject to certain restrictions, the Units of Partnership Interest acquired upon exercise of an Incentive Option may be exchanged, pursuant to the Continuing Offer, for shares of Common Stock, all grants of Incentive Options to such officers and directors of the Company must further be confirmed by a committee of two or more disinterested directors of the Company (which confirmation shall be deemed made if such disinterested directors who serve on such committee of the Board of Directors also serve on the Compensation Committee).”

2.	Section 6.2 of the Plan is amended in its entirety by substituting the following:

“6.2     Modification, Extension, and Renewal of Incentive Options. The Compensation Committee may modify, extend, or renew outstanding Incentive Options, or accept the cancellation or surrender of outstanding Incentive Options (to the extent not previously exercised) except to the extent such modification, extension, renewal, cancellation or surrender would constitute a repricing of Options without satisfying any applicable shareholder approval requirements. Notwithstanding the foregoing, no modification of an Incentive Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Incentive Option previously granted.”

3.	Section 7.16 is amended in its entirety by substituting the following:

“7.16    Surrender of Incentive Options. Except as provided in Section 6.2 prohibiting Option repricing, any Incentive Option granted under the Plan may be surrendered to TRG for cancellation on such terms as the Compensation Committee and the Optionee agree, including, but not limited to, terms which provide that upon such surrender TRG shall pay to the Optionee cash or, subject to the provisions of Section 7.17 hereof, Units of Partnership Interest, or a combination of cash and Units of Partnership Interest.”

4.	Section 8.1 is hereby amended in its entirety by substituting the following:

“8.1     Amendment of the Plan. The Compensation Committee, may from time to time suspend or discontinue the Plan or revise or amend the Plan in any respect whatsoever. In addition, the Compensation Committee, may cause the Company to adopt an incentive option plan in replacement of the Plan whereby options to purchase shares of Common Stock of the Company are granted to Employees. In such event, subject to Section 6.2, all outstanding Incentive Options shall be adjusted to be consistent with the terms and provisions of the Plan and the Continuing Offer, and in such manner as the Compensation Committee may deem equitable or as may be required pursuant to applicable law; provided, however, that except with the written consent of an Optionee or as otherwise specifically provided herein with respect to a replacement plan, no amendment or suspension of the Plan shall alter or impair any Incentive Option previously granted to such Optionee under the Plan.”

5.         Except as expressly set forth herein, the terms and provisions of the Plan shall continue unmodified and are hereby confirmed and ratified.

6.         This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.         This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written below.

TAUBMAN REALTY GROUP,

a Delaware limited partnership

By:	Taubman Centers, Inc.
Its:	Managing General Partner

By:_/s/ Lisa A. Payne

Lisa Payne

Its:	Executive Vice President/Chief
Financial and Administrative Officer

Date: 7/30/03

-3-